Exhibit 5.1

January 24, 2025

Vista Energy S.A.B. de C.V.,

Pedregal 24, Piso 4,

Colonia Molino del Rey,

Miguel Hidalgo, Ciudad de México,

Código Postal 11040.

Ladies and Gentlemen:

We have acted as special Mexican counsel to Vista Energy, S.A.B. de C.V. (“Vista” or the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-8 (together with all its exhibits, the “Registration Statement”) pursuant to the Securities Act of 1933 and relating to the registration of Company’s series A shares of common stock, no par value and one vote per share (the “Series A Shares”), which may be used from time to time pursuant to awards granted under the long term incentive plan of Vista (the “Plan”). Terms not defined herein shall have the meaning ascribed to them in the Registration Statement.

In rendering the opinion set forth herein, we have only examined copies of the following:

1. the stock certificate representing the Series A Shares (the “Series A Shares Certificate”);

2. the public deeds listed and described in Schedule A hereto, which contains the deed of incorporation (acta constitutiva) and the current by-laws (estatutos sociales) (collectively, the “Estatutos Sociales”) of Vista; and

3. the documents described in Schedule B hereto, which contain the shareholders resolutions, approving, among other things, the issuance of the Series A Shares and the Plan (the “Shareholders Resolutions”).

For purposes of this opinion letter, the documents listed in numerals 1 to 3 above are hereinafter collectively referred to as the “Opinion Documents”.

In rendering the opinion expressed below, we have assumed without any independent investigation or verification of any kind, the legal capacity and authority of all natural persons, the genuineness of all signatures, the authenticity and effectiveness of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. With respect to factual matters, we have relied upon certificates of representatives of Vista and upon representations made in or pursuant to the Opinion Documents. We have not undertaken any independent investigations before any public registries. We have also assumed that the Estatutos Sociales, and the Shareholders Resolutions have not been amended, revoked or modified in any way since the date of the Estatutos Sociales and Shareholders Resolutions mentioned above.

Based upon the foregoing, and subject to the qualifications stated herein, and having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that all the outstanding Series A Shares of the Company, including the Series A Shares underlying the ADSs, have been duly authorized and validly issued, and when paid in accordance with the Plan, will be fully paid and non-assessable.

We note that a competent court’s decision regarding matters upon which we opine herein would be based upon such court’s own analysis and interpretation of the evidence before such court and applicable law.

We are qualified to practice law only in Mexico. We express no opinion as to any laws other than the laws of Mexico in effect as of the date hereof and we have assumed that there is nothing in the law of any other jurisdiction that affects our opinion which is delivered based upon Mexican applicable law as of the date hereof. This opinion does not cover any matters arising under the laws of New York, United States of America or under any treaties or conventions to which the United States of America may be a party or by which it may be bound.

We consent to (i) the filing of this opinion as an exhibit to the Registration Statement, and (ii) the use of the name of our firm in the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Carlos Zamarrón

Carlos Zamarrón

Schedule A

Public Deeds containing the Estatutos Sociales of Vista

1. Incorporation Deed

Public deed number 79,311, issued on March 22, 2017 granted before Roberto Núñez y Bandera, Notary Public no. 1 of Mexico City, containing the incorporation deed of the Company.

2. Current Bylaws

Public deed number 103,217, issued dated May 7, 2024 granted before Roberto Núñez y Bandera, Notary Public number 1 of Mexico City, containing the current bylaws of the Company.

Schedule B

Public Deeds containing the Shareholders Resolutions

Shareholders Resolutions

1.

Copy of the minutes of the ordinary shareholders’ meeting, certified by the Secretary of the Company, dated December 18, 2017, containing, among other things, the approval of the issuance of Series A Shares.

2.	Copy of the minutes of the ordinary shareholders’ meeting certified by the Secretary of the Company, dated March 22, 2018, containing, among other things, the approval of the Plan.

3.

Copy of the minutes of the ordinary shareholders’ meeting, certified by the Secretary of the Company, dated April 25, 2018, containing, among other things, the approval to use Series A Shares issued and deposited in the Company’s treasury pursuant to the Meeting held on December 18, 2017, to be used for the Plan.